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                                                                   EXHIBIT 21.1

                                 SUBSIDIARIES OF
                             GIANT INDUSTRIES, INC.
                            (A DELAWARE CORPORATION)

                                JURISDICTION OF           NAMES UNDER WHICH
        SUBSIDIARY               INCORPORATION          COMPANY DOES BUSINESS

Giant Industries Arizona,           Arizona           Giant Refining Company
Inc.                                                  Ciniza Pipe Line Company

Ciniza Production Company*         New Mexico

Giant Stop-N-Go of New             New Mexico
Mexico, Inc.*

San Juan Refining Company*         New Mexico

Giant Four Corners, Inc.*           Arizona

Giant Mid-Continent, Inc.*          Arizona

Giant Exploration &                  Texas
Production Company

Phoenix Fuel Co., Inc.*             Arizona

* wholly-owned subsidiary of Giant Industries Arizona, Inc.